OFFICE
DEPOT (R)

                                                                    NEWS RELEASE
--------------------------------------------------------------------------------


         Eileen H. Dunn
         Vice President, Investor Relations/Public Relations
         (561) 438-4930
         edunn@officedepot.com
         ---------------------


                OFFICE DEPOT ANNOUNCES FIRST QUARTER 2002 RESULTS

                o        Operating Income and EPS Up Over 68%
                o        Strong Operating Results in North America
                o        Company Anticipates 30% EPS Growth For 2002

(DELRAY BEACH, FL) APRIL 17, 2002 -- OFFICE DEPOT, INC. (NYSE: ODP), the world's largest seller of office products, today announced results for its first quarter ended March 30, 2002.

Total sales for the first quarter of 2002 increased 1% to $3.0 billion compared to the same period in 2001. Worldwide comparable sales in the 853 stores and 39 delivery centers open for more than one year declined 1% for the quarter.

The Company reported operating income of $163.9 million for the first quarter, an increase of 69% compared to operating income of $96.9 million reported for the same period in 2001. Earnings per share rose 68% from $0.19 in the first quarter 2001 to $0.32 in the first quarter 2002. The increase was primarily driven by higher gross margins in the Company`s North American retail and delivery businesses and lower operating costs in the Business Services Group.

In reviewing the Company's results for the first quarter of 2002, Bruce Nelson, Chairman and CEO, commented: "In spite of continued softness in sales, our results this quarter reflect strong operating performance across all of our business units and continued progress with our initiatives to improve efficiency and relentlessly pursue market share and new growth strategies.

"First quarter 2002 marks the fifth consecutive quarter of North American Retail comparable store sales improvement. North American Retail comparable sales declined 1.7% for the first quarter 2002. Retail gross margin percentages in this quarter improved dramatically, reflecting the strong performance in the last three quarters of 2001 and the anniversary of the almost 2,000 item SKU reductions and markdowns we took in the first quarter of last year in preparation for our chain-wide re-merchandising program. Our retail customer service levels reached all time highs as we continue to focus on making Office Depot the most compelling place to shop. Comparable sales in desktop and laptop computers dropped 18%, while overall technology products declined 13% in the first quarter, continuing to overshadow growth in some core office supply categories.

"Our Business Services Group had its best first quarter performance ever, with operating profit reaching 9.9% of sales. This was achieved in spite of the continued impact of a weak domestic economy that resulted in negative 2.6% comparable sales growth. Our relentless focus on quality and efficiency improvement has resulted in dramatic increases in all of our customer service and quality metrics and at the same time, we have lowered operating costs. As the domestic economy begins to improve, we are poised to accelerate our sales growth and believe we can gain market share and at the same time deliver consistent earnings growth.

"International operating margins reached almost 14% of sales in the period, despite the impact of sales softness across most of our European Viking catalog operations and the strength of the U.S. dollar against foreign currencies. Currency translation negatively impacted sales growth reported in U.S. dollars by approximately $19.5 million. Continued weakness in the Japanese economy negatively impacted sales growth, but operating losses declined from the previous year. Consistent with our strategy to invest for growth in our international businesses, two new countries are in full start-up catalog operations mode, Switzerland and Spain. We have planned for operating losses in both these countries throughout 2002. We now anticipate some slowing of historical comp growth rates in our European catalog operations for the next few quarters, somewhat offset by strong sales growth in French retail and in the four countries where we have launched new Office Depot Business Service Operations. Strong gross margins and continued improvements in leverage and efficiency should offset most of the impact of a softening European economy.

"As we look toward the balance of the year, we believe the profit improvements we have made are sustainable and will ensure solid earnings growth for 2002 even without a dramatic improvement in the economy. While we are aggressively focusing on driving efficiency and productivity throughout our businesses, we are highly focused on finding new ways to grow. So at this point in time, we are confident that our earnings per share can grow in excess of 30% this year without any significant improvement in the domestic economy."

Highlights during the first quarter included:
        o Worldwide e-commerce sales grew 36% to $488.3 million during the quarter, compared to $359.4 million in the comparable period in 2001. Domestic e-commerce sales rose 35% in the period, followed by International e-commerce sales up 56% for the period. We are on track to exceed $2 billion in worldwide e-commerce sales this year.
        o At the end of the quarter, our cash balance reached $845 million, an over $280 million increase from year-end 2001, and we successfully negotiated commitments for a new $600 million, three-year revolving credit facility.
        o We launched two more International Web sites, BSDnet.officedepot.nl and vikingdirect.ie. We now operate 16 unique public and corporate Web sites in 10 countries around the world.
        o Jocelyn Carter-Miller joined our executive management team as Chief Marketing Officer. Ms. Carter-Miller will have the responsibility for the Company's marketing efforts across all of our businesses, including multi-channel marketing programs, direct mail and special marketing initiatives.
        o Patricia B. Morrison joined our executive management team as Chief Information Officer. Ms. Morrison has responsibility for the Company's global information systems, including its highly successful global e-commerce platform.

        o Samuel E. Mathis, Jr. joined our team as the Vice President of Diversity. Mr. Mathis will oversee and direct all of the Company's strategic diversity programs as well as the development and enhancement of other initiatives including corporate diversity training and minority recruitment.
        o Office Depot Mexico, a 50% joint venture partnership with Grupo Gigante, one of the largest retailers in Mexico, announced plans for expansion into Central America. Two Office Depot stores are planned to open in late summer 2002 in Guatemala, and two additional retail stores are planned to open in Costa Rica by year-end. All of this expansion is funded from our highly successful and profitable Mexican joint venture.


SEGMENT RESULTS
---------------

NORTH AMERICAN RETAIL DIVISION

                                              First Quarter

-----------------------------------------------------------------
      (In millions of dollars)               2002          2001
-----------------------------------------------------------------
Sales                                      $1,621.9      $1,611.2
COGS and Occupancy Costs                    1,228.5       1,270.6
                                            -------       -------
     Gross Profit                             393.4         340.6
Operating and Selling Expenses                269.8         264.4
                                              -----         -----
     Segment Operating Profit                $123.6        $ 76.2
-----------------------------------------------------------------

While sales improved over the first quarter of 2001, the North American Retail Division continued to be negatively impacted by weakness in the U.S. economy and weak sales of technology products and the related market basket of other products. Comparable sales in the 820 stores open for more than one year decreased 1.7% for the first quarter, but it was the fifth consecutive quarter of sequential improvement. North American Retail average ticket size improved slightly, while transaction counts were down slightly compared to the prior year.

Comparable sales of technology products declined 13% in the quarter, compared to a 25% comp decline in the fourth quarter of 2001. Comparable furniture sales declined 4% during the first quarter, compared to an 11% decline in the fourth quarter. A number of core office supply categories comps were positive in the quarter.

Gross margins significantly improved, up 312 basis points on a year-over-year basis, reflecting the positive performance of the last three quarters of 2001 and the year-over-year gross margin comparison benefits from the SKU rationalization program implemented during the first quarter of 2001. Store operating costs were 23 basis points higher than last year, but were lower than expected as the Company was able to flex its payroll hours in response to softer sales.

During the first three months of 2002, the Company closed two office supply superstores and relocated two others. At the end of the quarter, Office Depot operated a total of 857 office product superstores throughout the United States and Canada.

BUSINESS SERVICES GROUP

                                              First Quarter

-----------------------------------------------------------------
           (In millions of dollars)            2002         2001
-----------------------------------------------------------------
Sales                                        $992.7       $981.0
COGS and Occupancy Costs                      674.6        684.1
                                              -----        -----
     Gross Profit                             318.1        296.9
Operating and Selling Expenses                220.3        239.7
                                              -----        -----
     Segment Operating Profit                $ 97.8       $ 57.2
-----------------------------------------------------------------

Business Services Group sales grew 1% over the same period last year, but comparable sales declined 2.6% during the first quarter. Sales were soft across all customer size segments reflecting the continuing softness in the domestic economy. The Company's contract business showed strong growth in its Northeast and Southeast regions with continued softness in the Central and Western regions. The Western region, particularly Northern California, has been the most negatively impacted as a result of softness in the technology industry. We are anticipating some improvement in this region during the second half of 2002 as we anniversary last year's downturn. We have added sales resources in the large account segment and we have been successful in acquiring major new customers.

Despite the sales decline during the quarter, segment operating profit improved by 402 basis points on a year-over-year basis. Gross margins improved by 178 basis points mirroring the trends of last year and operating costs declined by another 224 basis points reflecting the benefits of call center consolidations and the continued improvement in efficiency in our North American warehouses. Our customer quality indices in this segment have never been higher and coupled with five consecutive quarters of improvement in our cost structure, we are well positioned to take advantage of an improving domestic economy.

INTERNATIONAL DIVISION

                                              First Quarter

-----------------------------------------------------------------
           (In millions of dollars)            2002         2001
-----------------------------------------------------------------
Sales                                        $426.8        $426.6
COGS and Occupancy Costs                      254.7         256.7
                                              -----         -----
     Gross Profit                             172.1         169.9
Operating and Selling Expenses                112.2         106.6
                                              -----         -----
     Segment Operating Profit                $ 59.9        $ 63.3
-----------------------------------------------------------------

First quarter comparable sales growth in the International Division were down 1%, in U.S. dollars, and were positive 4% in local currencies, excluding the foreign exchange impact. International Division sales were negatively impacted from foreign exchange rates by approximately $19.5 million during the quarter. Unfavorable exchange rates negatively impacted the International Division's operating profit by approximately $2.2 million for the quarter.

Softness in European Viking catalog sales was the main contributor to the slower sales growth during the quarter. We also experienced continued sales softness in Japan, although our operating losses improved by more than $800 thousand during the period. As we indicated earlier, we are now anticipating some continued sales softness in our European catalog operations for the next few quarters, as Europe is feeling the impact of a soft global economy.

The European Business Services Division is now successfully operating in four European countries - the United Kingdom, France, the Netherlands and Ireland. The U.K. is the only country with prior year comparisons, which reflected strong comparable sales growth over the past year. We are encouraged by our early progress in this Division and we see it as an opportunity to accelerate our international growth and gain market share. These businesses leverage our existing logistics infrastructure, so start-up costs are primarily related to the costs associated with new sales organizations in each country. In early April, we began catalog operations in Spain with new logistic and call center facilities.

Gross margins improved during the quarter by 51 basis points compared to the prior year, primarily from the shift in mix in our European catalogs, as well as an improvement in vendor rebates. Our selling and operating expenses increased by 131 basis points due to the costs of opening three new contract divisions in mid-to-late 2001 and new country openings in Switzerland and Spain. Costs will continue to be slightly higher during the second quarter as Spain and Switzerland become fully operational.

Office Depot has retail stores, through a combination of wholly owned operations, joint ventures and international licensing agreements, in the following countries:

                                 First Quarter Activity      Open at Quarter End

--------------------------------------------------------------------------------
       Number of Stores          Opened         Closed         2002       2001
--------------------------------------------------------------------------------
Mexico                                1              -           62         54
France *                              -              -           30         28
Israel                                -              -           23         22
Poland                                -              -           15         16
Japan *                               2              -           11          7
Hungary                               -              -            3          3
Thailand                              -              -            2          2
                                ------------------------------------------------
     Total                            3              -          146        132
--------------------------------------------------------------------------------
* Office Depot wholly owned stores

Along with its retail stores, the Company also has delivery and catalog operations in 15 countries outside of the United States and Canada.

--------------------------------------------------------------------------------
CONFERENCE CALL INFORMATION

Office Depot will hold a conference call for investors and analysts at 8:00 a.m. (Eastern Time) on today's date. The conference call will be available to all investors via Webcast at www.officedepot.com under Company Info/Investor Relations. Interested parties may contact Investor Relations at 561-438-1680 for further information on the conference call.
--------------------------------------------------------------------------------

ABOUT OFFICE DEPOT
No one sells more office products to more customers in more countries through more channels than Office Depot. As the largest seller of office products around the world, the Company operates under the Office Depot(R), Office Place(R), Viking Office Products(R), Viking Direct(R) and 4Sure.com(R) brand names. As of March 30, 2002, Office Depot operated 857 office supply superstores in the United States and Canada, in addition to a national business-to-business delivery network supported by 24 delivery centers, more than 60 local sales offices and 13 regional call centers. Furthermore, the Company sells products and services in 17 countries outside of the United States and Canada, including 30 office supply stores in France and 11 in Japan that are owned and operated by the Company; and 105 additional office supply stores under joint venture and licensing agreements operating under the Office Depot name in five foreign countries.

The Company operates an award-winning U.S. Office Depot brand Web site at www.officedepot.com where customers can access Office Depot's low competitive prices seven days a week, twenty-four hours a day. The Company also operates fifteen additional Web sites, under the Office Depot and Viking Office Products names, in the U.S. and nine international countries including: Austria, Australia, France, Japan, Germany, Ireland, Italy, the Netherlands and the United Kingdom.

Office Depot's common stock is traded on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: Except for historical information, the matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements, including without limitation all of the projections and anticipated levels of future performance, involve risks and uncertainties which may cause actual results to differ materially from those discussed herein. These risks and uncertainties are detailed from time to time by Office Depot in its filings with the United States Securities and Exchange Commission ("SEC"), including without limitation its most recent filing on Form 10-K, filed on March 19, 2002. You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company's SEC filings are readily obtainable at no charge at www.sec.gov and at www.freeEDGAR.com, as well as on a number of other commercial Web sites.


                               OFFICE DEPOT, INC.
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                    (In thousands, except per share amounts)
                                   (Unaudited)


                                                               13 Weeks Ended           13 Weeks Ended
                                                               March 30, 2002           March 31, 2001
                                                           --------------------     --------------------


Sales                                                           $   3,040,615            $   3,017,914
Cost of goods sold and occupancy costs                              2,157,424                2,211,063
                                                           --------------------     --------------------

  Gross profit                                                        883,191                  806,851

Store and warehouse operating
  and selling expenses                                                602,056                  610,302
General and administrative expenses                                   116,111                   98,061
Other operating expenses                                                1,116                    1,570
                                                           --------------------     --------------------
                                                                      719,283                  709,933

  Operating profit                                                    163,908                   96,918

Other income (expense):
  Interest income                                                       2,896                    1,607
  Interest expense                                                    (11,267)                 (10,281)
  Miscellaneous income, net                                             2,477                    1,163
                                                           --------------------     --------------------

  Earnings before income taxes                                        158,014                   89,407

Income taxes                                                           55,305                   33,078
                                                           --------------------     --------------------

   Net earnings                                                  $    102,709              $    56,329
                                                           ====================     ====================

Earnings per common share:
   Basic                                                          $      0.34               $     0.19
   Diluted                                                               0.32                     0.19

Weighted average number of common Shares outstanding:
   Basic                                                              303,504                  296,095
   Diluted                                                            326,227                  312,539




                               OFFICE DEPOT, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
               (In thousands, except share and per share amounts)
                                   (Unaudited)


                                                                  As of                           As of
                                                             March 30, 2002                 December 29, 2001
                                                            ---------------------         ----------------------

ASSETS
Current assets:
  Cash and cash equivalents                                        $    844,628                $    563,410
  Receivables, net                                                      763,953                     781,476
  Merchandise inventories, net                                        1,025,793                   1,259,522
  Deferred income taxes                                                 152,330                     148,490
  Prepaid expenses                                                       59,887                      53,292
                                                            ---------------------         -------------------

     Total current assets                                             2,846,591                   2,806,190

Fixed assets:
  Property and equipment, at cost                                     1,935,801                   1,911,774
  Less accumulated depreciation and amortization                        832,922                     801,763
                                                            ---------------------         -------------------

     Net fixed assets                                                 1,102,879                   1,110,011

Goodwill, net                                                           249,389                     249,560
Other assets                                                            165,134                     165,882
                                                            ---------------------         -------------------
                                                                  $   4,363,993                $  4,331,643
                                                            =====================         ===================


LIABILITIES
Current liabilities:
  Accounts payable                                                 $    992,799               $   1,060,968
  Accrued expenses and other liabilities                                561,779                     612,999
  Income taxes payable                                                  115,484                     109,026
  Current maturities of long-term debt                                  324,795                     318,521
                                                            ---------------------         -------------------

     Total current liabilities                                        1,994,857                   2,101,514

 Deferred income taxes and other credits                                 68,686                      64,139
 Long-term debt, net of current maturities                              313,469                     315,331
 Zero coupon, convertible subordinated notes                              2,243                       2,221

COMMITMENTS AND CONTINGENCIES
-----------------------------

STOCKHOLDERS' EQUITY
 Common stock - authorized 800,000,000 shares
    of $.01 par value; issued 389,410,454 in
    2002 and 385,538,340 in 2001                                          3,894                       3,855
 Additional paid-in capital                                           1,057,501                   1,007,088
 Unamortized value of long-term incentive stock grant                    (2,532)                     (2,578)
 Accumulated other comprehensive loss                                   (76,033)                    (71,273)
 Retained earnings                                                    1,820,443                   1,717,734
 Treasury stock, at cost -  83,121,610 shares in 2002
   and 82,443,170 in 2001                                              (818,535)                   (806,388)
                                                            ---------------------         -------------------
                                                                      1,984,738                   1,848,438
                                                            ---------------------         -------------------
                                                                  $   4,363,993               $   4,331,643
                                                            =====================         ===================




                               OFFICE DEPOT, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)
                                   (Unaudited)



                                                                                13 Weeks Ended March        13 Weeks Ended March
                                                                                      30, 2002                    31, 2001
                                                                                ----------------------      ----------------------

Cash flows from operating activities:
  Net earnings                                                                             $ 102,709                    $ 56,329
  Adjustments to reconcile net earnings to net cash provided by operating activities:
       Depreciation and amortization                                                          49,127                      48,280
       Provision for losses on inventories and receivables                                    27,867                      35,565
       Changes in working capital                                                            112,670                     206,240
       Other operating activities, net                                                         4,051                      16,580
                                                                                ----------------------      ----------------------
     Net cash provided by operating activities                                               296,424                     362,994
                                                                                ----------------------      ----------------------

Cash flows from investing activities:
  Capital expenditures, net of proceeds from sales                                           (35,818)                    (27,495)
                                                                                ----------------------      ----------------------
     Net cash used in investing activities                                                   (35,818)                    (27,495)
                                                                                ----------------------      ----------------------

Cash flows from financing activities:
  Proceeds from exercise of stock options and sale of stock under
       employee stock purchase plans                                                          42,987                       3,400
  Acquisition of treasury stock                                                              (12,166)                           -
  Payments on long- and short-term borrowings                                                 (5,029)                   (336,146)
                                                                                ----------------------      ----------------------
     Net cash provided by (used in) financing activities                                      25,792                    (332,746)
                                                                                ----------------------      ----------------------

 Effect of exchange rate changes on cash and cash equivalents                                 (5,180)                    (19,849)
                                                                                                            ----------------------
                                                                                ----------------------

  Net increase (decrease) in cash and cash equivalents                                       281,218                     (17,096)
     Cash and cash equivalents at beginning of period                                        563,410                     151,482
                                                                                ----------------------      ----------------------
     Cash and cash equivalents at end of period                                            $ 844,628                   $ 134,386
                                                                                ======================      ======================

